Exhibit 99.1

Press Release

January 28, 2016

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that fourth quarter 2015 net income was $5.9 million, or $0.37 per diluted common share. This was the highest net income recorded by the Company for the fourth quarter of any year. Fourth quarter 2014 net income was $5.8 million, or $0.36 per diluted common share. On January 27, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.16 per common share. The dividend is payable on February 24, 2016, to shareholders of record on February 10, 2016.

Net income for 2015 was $21.7 million, or $1.35 per diluted common share, up from $20.0 million, or $1.25 per diluted common share, for 2014. Annual 2015 earnings represented an all-time record within the 122-year history of the Company.

There was one nonrecurring item in the fourth quarter of 2015. West Bank has had an ownership interest in SmartyPig, LLC for several years. On November 30, 2015, SmartyPig, LLC was sold. As a result of the sale, West Bank recognized an after-tax gain of approximately $0.5 million.

“This is the sixth quarter in a row we have had record earnings for each respective quarter,” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “Earnings for 2015 were also a record high. Results like these are due to exemplary customer service, which can only be performed by great employees.”

Brad Winterbottom, West Bank President, said, “The average balance of our loan portfolio was 14.1 percent higher for 2015 than the average for 2014. Our average deposit balance for 2015 was 12.5 percent higher than the previous year. It is gratifying to see such balanced growth. It shows our bankers are focused on providing solutions for our customers' entire banking needs.”

Eastern Iowa Market President, Jim Conard, commented, “Our value-added approach to banking has strengthened our brand in eastern Iowa with healthy growth in both loans and deposits. In addition, two of West Bank’s eastern Iowa executives were included among the Corridor Business Journal’s 'Corridor's Most Influential 2015.'  Our reputation as leaders in the communities we serve, our experience in financing local projects, and our strong loan and deposit pipelines have positioned us to continue the expansion of our market share in 2016.”

“Our Rochester office generated strong results in 2015, and we look forward to carrying that momentum into our fourth year of operations,” said Mike Zinser, Rochester Market President.  “Our year-end outstanding loans exceeded $87 million, which is an increase of over nine percent from September 30, 2015.  We doubled the number of business clients in 2015 compared to year end 2014. This resulted in businesses moving their deposit accounts to West Bank and led to strong deposit growth for 2015.”  Zinser concluded, “We have a very experienced business banking team in Rochester and are enjoying being part of a traditional, relationship-based bank that is having significant success in our community.”

The Company will file its annual report on Form 10-K with the Securities and Exchange Commission on or about March 3, 2016. At that time, it will be available on the Investor Relations section of West Bank's website at www.westbankstrong.com. Please refer to that document, when it is available, for a more in-depth discussion of our results.

The Company will discuss its results in a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, January 29, 2016. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 12, 2016, by dialing 877-344-7529. The replay passcode is 10077814.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; cyber-attacks; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$57,329	$27,936
Federal funds sold	15,322	11,845
Investment securities available for sale, at fair value	320,714	272,790
Investment securities held to maturity, at amortized cost	51,259	51,343
Federal Home Loan Bank stock, at cost	12,447	15,075
Loans	1,246,688	1,184,045
Allowance for loan losses	(14,967)	(13,607)
Loans, net	1,231,721	1,170,438
Premises and equipment, net	11,562	9,988
Bank-owned life insurance	32,834	32,107
Other assets	15,452	24,311
Total assets	$1,748,640	$1,615,833

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$486,707	$362,827
Interest-bearing:
Demand	267,824	241,722
Savings	570,391	527,277
Time of $250,000 or more	14,749	18,985
Other time	101,058	119,651
Total deposits	1,440,729	1,270,462
Short-term borrowings	21,760	68,975
Long-term borrowings	127,419	130,183
Other liabilities	6,355	6,038
Stockholders' equity	152,377	140,175
Total liabilities and stockholders' equity	$1,748,640	$1,615,833

Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2015	2014	2015	2014
Interest income
Loans, including fees	$13,622	$12,504	$52,556	$47,440
Investment securities	2,017	1,928	7,510	7,816
Other	21	2	81	45
Total interest income	15,660	14,434	60,147	55,301
Interest expense
Deposits	563	575	2,185	2,426
Short-term borrowings	8	28	46	51
Long-term borrowings	958	899	3,762	3,679
Total interest expense	1,529	1,502	5,993	6,156
Net interest income	14,131	12,932	54,154	49,145
Provision for loan losses	450	500	850	750
Net interest income after provision for loan losses	13,681	12,432	53,304	48,395
Noninterest income
Service charges on deposit accounts	675	684	2,609	2,790
Debit card usage fees	463	458	1,830	1,764
Trust services	342	314	1,286	1,327
Revenue from residential mortgage banking	31	335	163	1,394
Increase in cash value of bank-owned life insurance	177	197	727	731
Gain (loss) on disposal of premises and equipment	(2)	1,067	(6)	1,069
Realized investment securities gains, net	—	(493)	47	223
Other income	800	241	1,547	998
Total noninterest income	2,486	2,803	8,203	10,296
Noninterest expense
Salaries and employee benefits	4,014	4,027	16,065	16,086
Occupancy	1,015	1,058	4,105	4,165
Data processing	591	615	2,329	2,241
FDIC insurance expense	219	196	839	757
Other real estate owned expense	10	1,467	10	1,865
Other expenses	1,781	1,887	6,720	6,888
Total noninterest expense	7,630	9,250	30,068	32,002
Income before income taxes	8,537	5,985	31,439	26,689
Income taxes	2,596	147	9,697	6,649
Net income	$5,941	$5,838	$21,742	$20,040

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2015
4th Quarter	$0.37	$0.37	$0.16	$21.09	$17.74
3rd Quarter	0.34	0.34	0.16	20.99	17.67
2nd Quarter	0.33	0.33	0.16	20.46	17.98
1st Quarter	0.32	0.32	0.14	19.94	16.00

2014
4th Quarter	$0.36	$0.36	$0.14	$17.05	$14.00
3rd Quarter	0.32	0.32	0.12	15.68	14.01
2nd Quarter	0.30	0.30	0.12	16.45	13.53
1st Quarter	0.28	0.27	0.11	15.98	13.64
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Years Ended December 31,
SELECTED FINANCIAL MEASURES	2015	2014	2015	2014
Return on average assets	1.35%	1.47%	1.30%	1.32%
Return on average equity	15.64%	16.81%	14.88%	15.19%
Net interest margin	3.57%	3.62%	3.59%	3.59%
Efficiency ratio*	44.04%	49.28%	46.30%	49.93%

			As of December 31,
			2015	2014
Texas ratio*			0.87%	2.71%
Allowance for loan losses ratio			1.20%	1.15%
Tangible common equity ratio			8.71%	8.68%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.